Exhibit 99.1

NEWS RELEASE For Immediate Release For additional information contact: Stephen R. Theroux, President & CEO 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.,

APPOINTS NEW DIRECTOR

Newport, New Hampshire – December 19, 2012 – New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today announced that on December 13, 2012, it appointed Catherine A. Feeney, Esq. to the Board of Directors as an independent director. Ms. Feeney will fill the vacancy created by Mr. Michael Putziger’s resignation from the Board on August 9, 2012, and will hold office until the Company’s 2014 annual meeting of shareholders or until her successor is elected and qualified. Ms. Feeney will also serve as a director of the Bank.

Ms. Feeney is currently an adjunct professor of commercial and residential landlord-tenant law at Vermont Law School, a certified guardian ad litem and a mediator. During Ms. Feeney’s 17 years as an attorney, she practiced primarily in the areas of civil litigation and domestic and business law and was formerly a partner at the Feeney Law Offices. Ms. Feeney currently serves on the board of directors and nominating committee of a private organization. Ms. Feeney’s knowledge of the customers and communities in the Newport, New Hampshire marketplace are beneficial to the Company and will provide the Board valuable insight into the current market.

Stephen W. Ensign, Executive Chairman, commented, “We are very pleased to welcome Ms. Feeney to our Board of Directors, bringing with her an array of personal and professional experiences in the fields of general banking, mortgage loan origination, real estate … as well as the general practice of law. We look forward to her becoming an active and contributing member of the Board.”

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally chartered stock savings bank providing a wide range of banking and financial services through 28 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.1 billion.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.